Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Coronado Global Resources Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading ‘Experts’ in the registration statement. Our audit report refers to a change in the method for accounting for leases as of January 1, 2019.

/s/ KPMG LLP

Richmond, Virginia

October 20, 2020